EXHIBIT 99.1

TAYLOR CAPITAL GROUP BOARD

ELECTS M. HILL HAMMOCK A DIRECTOR

MARK YEAGER TO LEAVE BOARD AFTER 11 YEARS

ROSEMONT, IL., August 7, 2008 - Taylor Capital Group, Inc. (NASDAQ: TAYC) today announced the election of M. Hill Hammock, Chief Administrative Officer of the Chicago Public Schools and a former Vice Chairman and Chief Operating Officer of LaSalle Bank, to the Board of Directors. The company also announced that Mark Yeager had resigned from the Board after serving for 11 years.

"Hill brings tremendous experience and expertise to our Board", said Bruce W. Taylor, Chairman of Taylor Capital. "In addition to his wide-ranging ties to the greater Chicago area community, he brings extensive knowledge of credit, operations and risk management from his years as an executive in LaSalle Bank's commercial banking group and as a member of LaSalle Bank's Board of Directors. We are very fortunate to have Hill join our Board and I look forward to working with him."

Taylor added, "We are very grateful for Mark Yeager's 11 years of service to the company. Mark joined the Taylor Capital Board when the company was formed in 1997 and has made significant contributions to our organization throughout his tenure. We will miss his counsel and guidance."

Hammock, 62, is Chief Administrative Officer of the Chicago Public Schools, the third largest school district in the United States. He joined the Chicago Public Schools after a more than 30 year career at LaSalle Bank. At LaSalle, Hammock was a member of the Board of Directors and was most recently responsible for the bank's human resources, information technology and operations groups. He had previously served as the bank's chief credit officer and its chief risk officer.

Hammock is a member of the PriceWaterhouseCoopers National Advisory Council and Chairman of the Chicago Deferred Exchange LLC. He is Secretary and a member of the Executive Committee of the Commercial Club of Chicago and Metropolis 2020. He is Past Chair of the Chicago Shakespeare Theater, the Metropolitan Planning Council of Chicago, and the Chicago Historical Museum.

Hammock is also a member of the Visiting Committee for the University of Chicago Harris School of Public Policy, a Board member of the Chicagoland Chamber of Commerce Foundation, and a member of the Economic Club of Chicago and. He is Past President of the Bankers Club of Chicago, the University of Illinois at Chicago Business Advisory Council, and Leadership Greater Chicago. He earned his MBA from the University of Chicago's Graduate School of Business and his bachelor's degree in applied mathematics from Georgia Tech.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a bank-holding company headquartered in Rosemont, Illinois, a suburb of Chicago. The company derives virtually all of its revenue from its subsidiary, Cole Taylor Bank, which presently operates 9 banking centers throughout the Chicago metropolitan area.

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Contact:

Ilene Stevens

847-653-7731